Exhibit 99.1

LASALLE HOTEL PROPERTIES AMENDS SENIOR UNSECURED BANK FACILITY

Reduces Pricing Grid 80 to 100 Basis Points

BETHESDA, MD, April 13, 2007 — LaSalle Hotel Properties (NYSE: LHO) today announced that it had successfully amended its $300 million senior unsecured bank facility. The terms of the amended facility are substantially the same as the prior credit facility except for the pricing reduction and the facility now matures April 13, 2011 with an option to extend to April 13, 2012. The interest rate for the new unsecured facility is based on a pricing grid with a range of 70 to 150 basis points over LIBOR and a flat unused fee of 12.5 basis points. Additionally, LaSalle Hotel Lessee (LHL), the Company’s taxable REIT subsidiary, also amended its $25 million revolver on similar terms as the amended senior unsecured credit facility.

“We are extremely pleased with the improved terms and pricing of our line,” noted Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. “Our bank group continues to show strong support for our company and our conservative balance sheet strategy.”

The Company’s senior unsecured facility is co-led by Bank of Montreal and Bank of America. LaSalle Bank and Royal Bank of Scotland are Co-Documentation Agents. The following banks participate in the senior unsecured credit facility: National City Bank, Raymond James, U.S. Bank, Wachovia and Wells Fargo. LHL’s revolving credit facility is with U.S. Bank.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust, owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com